UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
    On March 19, 2015 we entered into an agreement with an unaffiliated third party to acquire a two-story office property in suburban Philadelphia for approximately Four Million Dollars ($4,000,000).  We expect to fund the transaction consideration through a combination of cash and, at the election of the seller, up to Four Million Dollars ($4,000,000) in Class A limited partnership units (“OP Units”) of our operating partnership.  Any OP Units that the seller may elect to receive in lieu of up to Four Million Dollars ($4,000,000) in cash would be valued based on the greater of consensus Net Asset Value as determined by analysts that follow the Company or the volume weighted average price of our common shares for the thirty (30) trading days ending three business days prior to the closing date and would be subject to redemption at the option of the seller, on and after the first anniversary of the closing, either for an amount of cash equal to the then market price of one of our common shares or for one common share. The transaction consideration was determined through arm's-length negotiation.
Closing of the transaction is subject to customary conditions, including due diligence and closing conditions, and we can provide no assurance that the transaction will close or that we will not vary the terms as summarized in this Form 8-K.

None of the securities to be issued in the transaction, nor any of the securities issuable upon the redemption thereof, have been registered under the Securities Act of 1933, or any state securities laws, and none of such securities may be offered and sold in the United States absent registration or an applicable exemption from registration.  Issuance of any OP Units will be exempt from the registration requirements of the Securities Act of 1933 (the "Act") by virtue of the exemption provided for in Section 4(a)(2) of the Act.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By: /s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Brandywine Operating Partnership L.P.,
By: Brandywine Realty Trust, its sole General Partner

By: /s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Date: March 24, 2015